Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

ProSomnus, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other (2)	2,411,283	5.075	(1)	$12,237,261.20	0.0001102	$1,348.55
Fees Previously Paid	—	—	—	—	—		$—	—	$—
			Total Offering Amounts				$12,237,261.20		$1,348.55
			Total Fees Previously Paid				$—		$—
			Total Fee Offsets				—		$—
			Net Fees Due				$12,237,261.20		$1,348.55

(1)	Represents additional shares of common stock issuable under the ProSomnus, Inc. 2022 Equity Incentive Plan. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices for its Common Stock on Nasdaq Global Market on February 28, 2023, which date is within five business days prior to filing this registration statement.